EXHIBIT 99.1

PRESS RELEASE	September 6, 2023

Century Casinos, Inc. Completes Sale-Leaseback of Four Properties in Alberta, Canada

Funds to be used for growth initiatives and/or to paying down debt

Colorado Springs, CO – September 6, 2023 – Century Casinos, Inc. (Nasdaq Capital Market®: CNTY) (“Century Casinos” or the “Company”) announced that it completed the sale of the real estate assets of Century Casino & Hotel Edmonton, Century Casino St. Albert and Century Mile Racetrack and Casino in Edmonton, Alberta and Century Downs Racetrack and Casino (“Century Downs”) in Calgary, Alberta (collectively, the “Century Canadian Portfolio”) to subsidiaries of VICI Properties Inc. (NYSE: VICI) (“VICI”) for an aggregate purchase price of CAD 221.7 million (USD $162.4 million*) in cash. The Company retained approximately CAD 154.5 million (USD $113.2 million*) of the purchase price after giving effect to the purchase of the Century Downs land, selling expenses, Canadian and US taxes and proceeds to be paid to the minority owners of Century Downs.

Simultaneous with the closing of the transaction, the Century Canadian Portfolio was added to the existing triple-net master lease agreement between subsidiaries of VICI and subsidiaries of the Company (the “Master Lease”) and annual rent will increase by CAD 17.3 million (USD $12.7 million*). The annual rent escalator related to the Century Canadian Portfolio is capped at 2.5%. Additionally, the term of the Master Lease will be extended such that, upon closing of the transaction, the lease will have a full 15-year initial base lease term, with four 5-year renewal options.

“We are pleased to extend our good partnership with VICI to our Canada portfolio,” Erwin Haitzmann and Peter Hoetzinger, Co-Chief Executive Officers of Century Casinos, remarked. “This transaction provides us with the ability to pay down our debt and with greater financial flexibility as we continue to grow,” Haitzmann and Hoetzinger concluded.

Stifel acted as exclusive financial advisor to the Company, and Faegre Drinker Biddle & Reath LLP and Field LLP acted as legal counsel to the Company in connection with the transaction.

*Based on the exchange rate USD/CAD 0.7325.

About Century Casinos, Inc.:

Century Casinos, Inc. is a casino entertainment company. In the United States the Company operates the following operating segments: (i) in the East, the Mountaineer Casino, Resort & Races in New Cumberland, West Virginia and Rocky Gap Casino, Resort & Golf in Flintstone, Maryland; (ii) in the Midwest, the Century Casinos in Cape Girardeau and Caruthersville, Missouri, and Century Casino & Hotels in Cripple Creek and Central City, Colorado; and (iii) in the West, the Nugget Casino Resort, in Reno/Sparks, Nevada. In Alberta, Canada the Company operates Century Casino & Hotel in Edmonton, the Century Casino in St. Albert, Century Mile Racetrack and Casino in Edmonton and Century Downs Racetrack and Casino in Calgary. In Poland the Company operates eight casinos through its subsidiary Casinos Poland Ltd. The Company continues to pursue other projects in various stages of development.

Century Casinos’ common stock trades on The Nasdaq Capital Market® under the symbol CNTY. For more information about Century Casinos, visit our website at www.cnty.com.

This release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” “potential” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the sale-leaseback transaction, as well as the Company’s use of the transaction sale proceeds and the expected timing for closing the transaction. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including: the possibility that the anticipated operating results and other benefits of the transaction are not realized when expected or at all; and other risks described in the section entitled “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in subsequent periodic and current SEC filings the Company may make. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

2/2